UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2025

INDAPTUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40652	86-3158720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Columbus Circle 15th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(646) 427-2727

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	INDP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

As previously reported on its Current Reports on Form 8-K filed on June 13, 2025 and July 1, 2025, Indaptus Therapeutics, Inc. (the “Company”) completed a private placement (the “Private Placement”) of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to certain accredited investors (the “Purchasers”) in two closings on June 12, 2025 and June 30, 2025, for total gross proceeds of approximately $5.7 million, before deducting the placement agent’s fees and other offering expenses.

In accordance with the terms of the Notes, on July 27, 2025 (the “Conversion Date”), the Notes were automatically converted into an aggregate of 545,598 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), based on a conversion price of $8.3024, which is equal to 80% of the average Nasdaq closing price for the five trading days immediately preceding and including the Conversion Date. In addition, for Purchasers whose conversions would have exceeded ownership limits of 4.99% or 9.99%, the Company issued pre-funded warrants to purchase an aggregate of 146,763 shares of Common Stock (the “Pre-Funded Warrants”) which represent the portion that would otherwise exceed the applicable threshold. The Pre-Funded Warrants have substantially the same terms as the Warrants, but with an exercise price for the Pre-Funded Warrants of $0.01 per share and no expiration date.

In connection with the automatic conversion of the Notes, the Company issued to the Purchasers Warrants to purchase an aggregate of 1,384,722 shares of Common Stock exercisable at $8.3024 per share and with a term ending on July 27, 2030. In addition, the Company issued to Paulson Investment Company, Inc. (“Paulson”) and its designees placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of 83,083 shares of Common Stock. The Placement Agent Warrants have the same terms as the Warrants (except that the Placement Agent Warrants contain a cashless exercise feature that is not dependent on the registration of the underlying shares) and expire on the fifth anniversary of the issue date.

Based in part upon the representations of the Purchasers in the securities purchase agreements and Paulson in the Placement Agent Agreement, entered into in connection with the Private Placement, the offering and sale of the Conversion Shares, the Warrants, the Pre-Funded Warrants, the Placement Agent Warrants and the shares of common stock issuable upon the exercise of the foregoing warrants will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506(c) of Regulation D promulgated under the Securities Act. The issuances and sales of the Conversion Shares, the Warrants, the Pre-Funded Warrants, the Placement Agent Warrants and the shares of common stock issuable upon the exercise of the foregoing warrants will not be registered under the Securities Act or any state securities laws, and such securities may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On July 25, 2025, the Company held a special meeting of shareholders (the “Special Meeting”) to consider two proposals in connection with the Private Placement. A total of 236,794 shares of the Company’s Common Stock were present in person or represented by proxy at the Special Meeting, representing approximately 41.35% of the Company’s outstanding Common Stock as of the June 16, 2025 record date, which total constituted a quorum for the Special Meeting in accordance with the Company’s bylaws.

The following are the voting results for the proposals considered and voted upon at the Special Meeting, each of which were described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on June 23, 2025.

Proposal 1. Approval, in accordance with Nasdaq Listing Rule 5635(d), of the issuance of (i) shares of the Company’s Common Stock issuable upon the conversion of the Notes issued or issuable in the Private Placement under Rule 506(c) of the Securities Act, and (ii) shares of the Company’s Common Stock issuable upon exercise of the Warrants, Pre-Funded Warrants and Placement Agent Warrants, each of which was issuable in the Private Placement:

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
225,534	9,984	1,276	-

Proposal 2. Approval, in accordance with Nasdaq Listing Rule 5635(c), of the issuance of (i) shares of the Company’s Common Stock issuable upon the conversion the Notes issued or issuable in the Private Placement to the Chief Executive Officer and Director of the Company (“Related Party”), and (ii) shares of the Company’s Common Stock issuable upon exercise of one or more Warrants issuable in the Private Placement to the Related Party:

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
225,161	10,352	1,281	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2025

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Nir Sassi
Name:	Nir Sassi
Title:	Chief Financial Officer